UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 26, 2007

LIBERTY GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51360	20-2197030
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Boulevard Englewood CO 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (303) 220-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers

2007 Annual Bonus Plan

Pursuant to the Liberty Global, Inc. 2005 Incentive Plan (As Amended and Restated Effective October 31, 2006) (the “Incentive Plan”), on February 26, 2007, the Compensation Committee (the “Committee”) of our Board of Directors approved performance goals for the fiscal year ending December 31, 2007 for annual cash bonuses to be awarded to our executive officers and certain key employees (the “2007 Bonuses”).  With respect to our Chief Executive Officer and the four other executive officers of our company who we currently anticipate will be among our five most highly compensated executive officers for fiscal 2007 (the “2007 Executives”) a base objective relating to 2007 operating cash flow has been designed so that the payment of 2007 Bonuses to the 2007 Executives will qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

If the 2007 base objective is achieved, the Committee may approve payment to each 2007 Executive of 200% of the target bonus applicable to such 2007 Executive, subject to the Committee’s discretion to reduce the maximum payment to be made to any 2007 Executive or to pay no bonus to such 2007 Executive.  With respect to each other Participant, the Committee has the discretion to pay from 0% to 200% of such Participant’s target bonus.  The exercise of the Committee’s discretion as to the amount of the 2007 Bonus payable will, in each case, be based on the Committee’s overall assessment of our company’s financial performance, and the Participant’s performance against individual goals, in 2007.  The individual goals consist of qualitative measures which include individual strategic, financial, transactional, organizational and/or operational goals for each Participant.

Based on current participation, the aggregate amount of the target 2007 Bonuses payable to all Participants is approximately $5,550,000 and the aggregate amount of the maximum 2007 Bonuses payable to all Participants is $11,100,000.  The 2007 target bonuses for the 2007 Executives are the same as their target bonuses were for 2006 (which amounts are described under Item 1.01 of our Current Report on Form 8-K filed March 14, 2006).

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL, INC.

By:	/s/ ELIZABETH M. MARKOWSKI
	Name:	Elizabeth M. Markowski
	Title:	Senior Vice President, General Counsel and Secretary

Date: March 2, 2007